Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in Registration Statement on Form S-3 for United States Natural Gas Fund, LP of our report dated March 25, 2015 relating to the statement of financial condition for the years ended December 31, 2014 and 2013 of United States Commodity Funds LLC and Subsidiaries included in the Current Report on Form 8-K filed on behalf of United States Natural Gas Fund, LP and to the reference to our Firm as “Experts” in the Prospectus.

/s/SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 27, 2015